Exhibit 23.3

CONSENT OF DATA & CONSULTING SERVICES

DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

As independent oil and gas consultants, Data & Consulting Services Division of Schlumberger Technology Corporation hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-88196, 333-07255, 333-27525, 333-30324, 333-30478, 333-52668, 333-67734, 333-67740, 333-109162, 333-118312, 333-126191, 333-135949, 333-143990, 333-151762, 333-157504, 333-160350, 333-171468 and 333-178067) and Form S-3 (File No. 333-168509) of Chesapeake Energy Corporation of all references to our firm and information from our reserves report dated 9 February 2012, entitled “Reserve and Economic Evaluation Of Proved Reserves Of Certain Chesapeake Energy Corporation Eastern Division Oil and Gas Interests as of 31 December 2011”, included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K for the year ended December 31, 2011 to be filed with the Securities and Exchange Commission on or about February 29, 2012, and our summary report attached as Exhibit 99.2 to such Annual Report on Form 10-K.

DATA & CONSULTING SERVICES DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/S/ CHARLES M. BOYER II
Charles M. Boyer II, PG, CPG
Consulting Services Manager – NE Basin Advisor – Unconventional Reservoirs

Pittsburgh, Pennsylvania

29 February 2012